Exhibit 99.2

Unless the context otherwise indicates, in this Exhibit 99.2 (this “Exhibit”), the “Company,” “Bristow Group,” “Bristow,” “we,” “us” and “our” refer to Bristow Group Inc. together with its consolidated subsidiaries and affiliates. We also own interests in other entities that we do not consolidate for financial reporting purposes, which we refer to as unconsolidated affiliates, unless the context indicates otherwise. Bristow Group, its consolidated subsidiaries and affiliates and the unconsolidated affiliates are each separate corporations, limited liability companies or other legal entities, and our use of the terms “we,” “us” and “our” does not suggest that we have abandoned their separate identities or the legal protections given to them as separate legal entities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Exhibit contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about our future business, strategy, operations, capabilities and results; financial projections; plans and objectives of our management; expected actions by us and by third parties, including our customers, competitors, vendors and regulators; and other matters. Some of the forward-looking statements can be identified by the use of words such as “believes,” “belief,” “forecasts,” “expects,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “will,” “would,” “could,” “should” or other similar words; however, all statements in this Exhibit, other than statements of historical fact or historical financial results, are forward-looking statements.

Our forward-looking statements reflect our views and assumptions on the date of our Current Report on Form 8-K to which this Exhibit is attached (the “Form 8-K”) regarding future events and operating performance. We believe that they are reasonable, but they involve significant known and unknown risks, uncertainties, assumptions and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and factors that could cause or contribute to such differences include, but are not limited to, those discussed in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “Annual Report on Form 10-K”), and in particular, the risks discussed in Part I, Item 1A, “Risk Factors” of such report and those discussed in other documents we file with the Securities and Exchange Commission (the “SEC”). Accordingly, you should not put undue reliance on any forward-looking statements. You should consider the following key factors when evaluating these forward-looking statements:

•	the completion of the Satisfaction and Discharge (as defined herein);

•	the impact of supply chain disruptions and inflation and our ability to recoup rising costs in the rates we charge to our customers;

•

our reliance on a limited number of helicopter manufacturers and suppliers and the impact of a shortfall in availability of aircraft components and parts required for maintenance and repairs of our helicopters, including significant delays in the delivery of parts for our S92 and AW189 fleet and aircraft in general;

•	our reliance on a limited number of customers and the reduction of our customer base as a result of consolidation and/or the energy transition;

•	public health crises, such as pandemics and epidemics, and any related government policies and actions;

•	our inability to execute our business strategy for diversification efforts related to government services and advanced air mobility;

•

the potential for cyberattacks or security breaches that could disrupt operations, compromise confidential or sensitive information, damage reputation, expose to legal liability, or cause financial losses;

•	the possibility that we may be unable to maintain compliance with covenants in our financing agreements;

•

global and regional changes in the demand, supply, prices or other market conditions affecting oil and gas, including changes resulting from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries;

•	fluctuations in the demand for our services;

•	the possibility of significant changes in foreign exchange rates and controls;

•	potential effects of increased competition and the introduction of alternative modes of transportation and solutions;

•	the possibility that portions of our fleet may be grounded for extended periods of time or indefinitely (including due to severe weather events);

•	the possibility of political instability, civil unrest, war or acts of terrorism in any of the countries where we operate or elsewhere;

•	the possibility that we may be unable to re-deploy our aircraft to regions with greater demand;

•	the existence of operating risks inherent in our business, including the possibility of declining safety performance;

•	labor issues, including our inability to negotiate acceptable collective bargaining or union agreements with employees covered by such agreements;

•

the possibility of changes in tax, environmental, trade, immigration and other laws and regulations and policies, including, without limitation, tariffs and actions of the governments that impact oil and gas operations, favor renewable energy projects or address climate change;

•	any failure to effectively manage, and receive anticipated returns from, acquisitions, divestitures, investments, joint ventures and other portfolio actions;

•	the possibility that we may be unable to dispose of older aircraft through sales into the aftermarket;

•	the possibility that we may impair our long-lived assets and other assets, including inventory, property and equipment and investments in unconsolidated affiliates;

•	general economic conditions, including interest rates or uncertainty in the capital and credit markets;

•

disruptions in global trade, including as a result of tariffs, trade restrictions, retaliatory trade measures or the effect of such actions on trading relationships between the United States and other countries;

•

the possibility that reductions in spending on aviation services by governmental agencies where we are seeking contracts could adversely affect or lead to modifications of the procurement process or that such reductions in spending could adversely affect search and rescue (“SAR”) contract terms or otherwise delay service or the receipt of payments under such contracts; and

•	the effectiveness of our environmental, social and governance initiatives.

The above description of risks and uncertainties is by no means all-inclusive, but is designed to highlight what we believe are important factors to consider. All forward-looking statements in this Exhibit are qualified by these cautionary statements and are only made as of the date of the Form 8-K. The forward-looking statements in this Exhibit should be evaluated together with the many uncertainties that affect our businesses, particularly those discussed in greater detail under the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q.

We disclaim any obligation or undertaking, other than as required by law, to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which such forward-looking statement is based, whether as a result of new information, future events or otherwise.

AIRCRAFT APPRAISAL DATA

Certain information regarding aircraft values and related statistical information used throughout this Exhibit is derived from desktop appraisals published by Cirium Ascend Consultancy (“Ascend”) and includes determination of the current fair market value through research into the models and the market, assembly of pertinent data on the aircraft, analysis of the data and the market and application of the knowledge and judgment of Ascend. The values determined by Ascend were provided in a report dated December 15, 2025, with a valuation date as of December 31, 2025 with respect to all aircraft. The appraisals do not require physical verification of the subject aircraft, their original log books, maintenance records or historical or permanent records. Aircraft are assumed to be in average condition, complete, flyable and airworthy, with all required maintenance procedures with respect to airframes, engines and regulations accomplished. The valuations are further based on assumed normal market conditions assuming a lack of forced liquidation or distressed sale, and assume arms-length sale transactions assuming individual sales in an orderly market process. This should not be taken as a guarantee or assurance as to realizable value in the event of a foreclosure or enforcement on the collateral. The aircraft are deemed to be continuously within their calendar or flight-time inspection limits during the appraisal period. Ascend received standard appraisal fees from us in connection with its appraisals. Ascend makes no representation as to the mechanical fitness or condition of any aircraft in the publication of the appraisals. Although we believe these appraisals are reliable, we have not independently verified the accuracy of the valuation.

BRISTOW GROUP INC.

Overview

We are the leading global provider of innovative and sustainable vertical flight solutions. We primarily provide aviation services to a broad base of offshore energy companies and government entities. Our aviation services include personnel transportation, SAR, medevac, fixed wing transportation, unmanned systems and ad-hoc helicopter services. Our business is comprised of three operating segments: Offshore Energy Services, Government Services and Other Services. Our energy customers charter our helicopters primarily to transport personnel to, from and between onshore bases and offshore production platforms, drilling rigs and other installations. Our government customers primarily outsource SAR activities whereby we operate specialized helicopters and provide highly trained personnel. Our other services include fixed wing transportation services through a regional airline in Australia and dry-leasing aircraft to third-party operators in support of other industries and geographic markets.

Our core business of providing aviation services to leading global energy companies and government entities provides us with geographic and customer diversity that helps mitigate risks associated with a single market or customer. We currently have customers in Australia, Brazil, Canada, Chile, the Dutch Caribbean, the Falkland Islands, Ireland, the Netherlands, Nigeria, Norway, Spain, Suriname, Trinidad and Tobago, the United Kingdom (“UK”) and the United States (“U.S.”).

Segments and Markets

Our business is comprised of three operating segments: Offshore Energy Services, Government Services and Other Services. During the twelve months ended September 30, 2025, approximately 67%, 25% and 8% of our total revenues were derived from Offshore Energy Services, Government Services and Other Services, respectively. During the year ended December 31, 2024, approximately 68%, 23% and 9% of our total revenues were derived from Offshore Energy Services, Government Services and Other Services, respectively. The Company previously reported one segment, aviation services. As a result of the expansion of the Company’s Government Services contracts, the Company reevaluated the factors used to identify reportable segments, including end-customer profile, management responsibility and contract dynamics, and reorganized its business in the fourth quarter of 2024 into the three operating segments discussed herein.

Offshore Energy Services

We primarily transport personnel to, from and between offshore production platforms, drilling rigs, and other installations and provide emergency response services for our offshore energy customers. We generate a majority of our offshore revenues from contracts supporting our energy customers’ offshore production operations, which have long-term transportation requirements. Production activities are typically less cyclical than exploration and development activities. Production platforms remain in place over the long-term and are relatively unaffected by economic cycles, as the marginal cost of operation is low. The remainder of our offshore energy revenues primarily comes from transporting personnel to, from and between offshore drilling rigs. Deepwater exploration and development activity continues to be a significant component of global offshore energy markets and typically involves significant capital investment and multi-year development plans. Such projects are generally underwritten by the energy companies using relatively conservative assumptions relating to oil and gas prices. The main regions where we offer offshore energy transportation services are the Americas, Africa and Europe.

United States. We are one of the largest providers of aviation services in the U.S. Gulf of America, which is a major offshore energy exploration, development and production region and one of the largest offshore energy aviation markets in the world. Our customer base in the U.S. Gulf of America consists primarily of international, independent and major integrated energy companies.

Brazil. Brazil has one of the largest deepwater offshore exploration, development and production areas in the world. We currently operate from a network of bases strategically located in Brazil, providing aviation services to offshore platforms.

Caribbean, Latin America. In addition to our operations in Brazil, we operate helicopters in Trinidad and Tobago and Suriname.

Nigeria. We provide aviation services to the offshore energy industry in Nigeria where the market for our services is predominantly concentrated in the oil rich shallow waters of the Niger Delta area and in support of deepwater exploration and production.

United Kingdom. We provide offshore aviation services to a number of energy companies operating in the UK region of the North Sea. Our primary operations in the UK include personnel transportation utilizing helicopters.

Norway. We provide offshore aviation services to a number of energy companies operating in the Norwegian Continental Shelf, encompassing the Norwegian North Sea and Barents Sea. Our primary operations in Norway include personnel transportation and SAR services.

Canada. We own a 25% voting interest and a 40% economic interest in Cougar Helicopters Inc. (“Cougar”), an offshore helicopter services provider in Canada. Cougar’s operations are primarily focused on serving the offshore energy industry off Canada’s Atlantic coast and in the Arctic. Cougar is accounted for as an equity method investment, and we record our share of Cougar’s financial results in earnings from unconsolidated affiliates on the consolidated statement of operations. Additionally, we recognize revenues related to aircraft and facilities that we lease to Cougar and revenues associated with a Maintenance Services and Support Agreement.

Egypt. We own a 25% interest in Petroleum Air Services (“PAS”), an Egyptian corporation that provides helicopter and fixed wing transportation to the offshore energy industry as well as fixed wing capacity chartered to tourism operators in Egypt. PAS is accounted for as a cost method investment and any dividends received are recorded in earnings from unconsolidated affiliates on the consolidated statement of operations.

Government Services

We provide public sector emergency response and other aviation services to government entities in the UK, Ireland, the United States, the Netherlands and the Dutch Caribbean. Global demand for helicopters in support of Government Services, such as SAR, is subject to a nation’s willingness to outsource such services and capital spending decisions. The duration of these contracts is generally longer than those of offshore energy contracts, and these contracts offer stable, long-term cash flows with high credit quality customers at attractive margins.

United Kingdom and Falkland Islands. We provide public sector emergency response services through the UK SAR contract (“UKSAR”) with the UK Department for Transport. The UKSAR contract services the emergency SAR needs for all of the UK on behalf of the Maritime and Coastguard Agency (the “MCA”). In July 2022, the MCA awarded us a new 10-year contract for the Second-Generation Search and Rescue Aviation (“UKSAR2G”) program, and we began transitioning to the new contract in late 2024. The transition to UKSAR2G is expected to conclude by December 31, 2026. We will continue to operate from our existing 10 bases and will launch two new seasonal bases to serve areas around two of the busiest locations for summer tourism. The UKSAR2G contract also combines the use of rotary and fixed wing aircraft and will include the use of unmanned aerial systems (“UAS”), benefiting from innovation and advances in technology. Additionally, we provide SAR and support helicopter services for the UK Ministry of Defence with operations in the Falkland Islands.

Ireland. In August 2023, we were awarded a 10-year contract with the Irish Department of Transport to provide SAR services to the Irish Coast Guard (“IRCG”) from four dedicated bases in Sligo, Shannon, Waterford and Dublin Weston. The contract will provide day- and night-time operations, delivering nationwide all-weather 24-hour coverage, 365 days a year. The IRCG contract includes the use of six specialized SAR-configured AW189 helicopters configured with the latest evolution of mission systems along with two specialized King Air fixed-wing aircraft providing operational support for search and rescue and environmental monitoring. The contract commenced in late 2024, and the last base is expected to be fully operational in early 2026.

United States. We provide transportation services in the U.S. Gulf of America to the Bureau of Safety and Environmental Enforcement, a U.S. government agency that conducts inspections of offshore installations, drilling rigs and platforms and, from time to time, dry-lease aircraft to other U.S. government entities.

Netherlands. We provide SAR helicopter services for the Netherlands Defence Materiel Organisation. Beyond responding to emergencies, the SAR teams tasked by the Joint Rescue Coordination Centre also support the Netherlands Coastguard with other duties, such as aiding the Coastguard with secondary tasks in the aftermath of disasters and incidents and transporting the Maritime Incident Response Group.

Dutch Caribbean. We provide SAR and other aviation services on behalf of the Dutch Caribbean Coast Guard in the Caribbean.

Other Services

Our Other Services primarily represent fixed wing transportation services in Australia, providing regular passenger transport (scheduled airline service with individual commercial ticket sales) and charter services for various energy and mining companies. Additionally, in order to diversify sources of our earnings and cash flows, we deploy helicopters in support of other industries and activities by entering into dry lease arrangements for our helicopters with operators primarily located in international markets. The helicopters are contracted to local helicopter operators, which often prefer to lease helicopters rather than purchase them. Leasing affords us the opportunity to access certain markets without significant infrastructure investment and generally without ongoing operating risk. Other aviation services not included in the segments noted above would also be reflected in this segment.

Australia. We own a regional fixed wing air carrier (Airnorth), based in Darwin, North Territory, Australia, focused on providing both scheduled services and charter targeting the energy and mining industries in Northern and Western Australia as well as international services to Dili, Timor-Leste.

United Kingdom. We own a controlling stake in the Humberside Airport in Kirmington, United Kingdom.

Latin America, Other. We lease helicopters and provide technical support to air operators in Chile.

Customers and Contracts

Our principal customers are offshore energy companies and government entities. During the year ended December 31, 2024, our top 10 customers accounted for approximately 61% of revenues, and the combined revenues from our three largest customers accounted for 33% of our revenues.

We contract the majority of our helicopters primarily through master service agreements, subscription agreements, day-to-day contract arrangements, fixed-term noncancellable contracts and dry leases. Master service agreements and subscription agreements typically require a fixed monthly fee plus incremental payments based on flight hours. These contracts terms generally range from one month to 10 years. Depending on the agreement, contracts may be canceled on 30 to 365 days’ notice, with or without penalty, and may include escalation provisions allowing annual rate increases. With a more favorable environment for offshore helicopter operators, new offshore energy contracts have begun to include more stringent cancellation provisions and better terms and conditions around certain operational risks. Where penalty payments apply, they are typically intended to recover costs incurred in connection with providing services that would have otherwise been recovered through future performance. Day-to-day charter arrangements require either a rate for each hour flown with a minimum number of hours to be charged or a daily fixed fee plus an hourly rate based on hours flown. Our dry-lease contracts are typically based on a fixed lease term and generate a fixed monthly fee, but may also include an additional charge based on flight hours flown and/or the level of personnel support. Such contracts are often non-cancellable during the lease period.

Our fixed wing services are generally provided through regular public transport service or charter service. Regular public transport service is provided through established daily or weekly flight schedules and is based upon individual ticket sales, while charter service usually entails a shorter notice period and shorter contract duration compared to our public transport service.

Our leasing customers are typically other helicopter operators that operate our helicopters under Air Operator Certificates and retain the operating risk while providing us participation in the economics of the operations of the helicopters in each respective location. Under these leases, we may provide only the equipment or additional services such as logistical and maintenance support, training services and flight and maintenance crews.

Other

Most countries in which we operate limit foreign ownership of aviation companies. To comply with these regulations and at the same time expand internationally, we have formed or acquired interests in a number of foreign aviation operators. We often combine a local ownership interest with our experience in providing aviation services to the offshore energy industry. These arrangements have allowed us to expand operations while diversifying the risks and reducing the capital outlays associated with independent expansion.

We regularly engage in discussions with potential sellers and strategic partners regarding the possible purchase of businesses and assets, pursuit of joint ventures or other expansion opportunities that increase our position in existing markets or facilitate expansion into new markets. We may also divest portions of our business or assets to narrow our service offering and reduce our operational footprint to decrease leverage and improve return on capital. These potential expansion opportunities and divestitures may consist of both smaller transactions as well as larger transactions that could have a material impact on our financial position, cash flow and results of operations. We cannot predict the likelihood of completing, or the timing of, any such transactions.

The safety of our passengers and the maintenance of a safe working environment for our employees are our highest operational priorities and represent key core values. Our fleet is configured with the latest safety equipment, and we maintain a globally aligned safety information system across our Offshore Energy and Government Services businesses. We strive for safety by developing and retaining highly qualified, experienced, and well-trained employees. We have a strong safety culture committed to striving toward zero accidents and zero harm, implemented by our “Target Zero” safety program.

In addition to our commitment to safe and reliable operations, we are committed to playing a positive role in the communities where we operate by conducting our operations in a way that respects the environment and surrounding communities. We were one of the first vertical lift operators in the UK to obtain International Organization for Standards 14001 certification and have undertaken proactive measures to reduce aircraft emissions and reduce the environmental impact of our operations. In addition, we have deepened partnerships with multiple manufacturers to assist with the operationalization of electrical vertical takeoff and landing and short takeoff and landing aircraft, collectively known as Advanced Air Mobility.

Our Strengths

We believe that we possess a number of strengths, including:

•

Global Leader in Offshore Helicopter Operations with Significant Presence in Key Regions. We are the leading global provider of innovative and sustainable vertical solutions, primarily providing aviation services to a broad base of offshore energy companies and government entities. We have a significant presence in key offshore energy regions, including the U.S. Gulf of America, which is one of the largest offshore energy aviation markets in the world and where we are one of the largest providers of aviation services; Brazil, the Caribbean and Nigeria, all of which are considered offshore areas with strong growth expectations; the North Sea, which is a mature but steady market; and a presence in Canada and Egypt. Our global fleet of 213 aircraft is strategically located to support operations in these geographies, and our assets are often moved to regions where they can produce strong returns. Our Government Services segment serves government entities in the UK, Ireland, the Netherlands and the Dutch Caribbean, and over the past three years we have been awarded major government SAR contracts around the world. We are the world’s largest operator of each of the S92, AW189 and AW139 helicopter models, which remain the most in-demand models for both offshore crew transportation and SAR missions. Our industry leading Target Zero safety culture and performance, as well as our scale and decades of operational experience, gives us a competitive advantage relative to smaller, regional competitors in being able to meet the rigorous standards of our international offshore energy clients and to provide reliable aircraft and flight services in support of their global operations.

•

Offshore Industry Tailwinds. The combination of increasing long-term energy demand tied to global economic growth, geopolitical conflicts leading to energy security concerns and a growing desire for more efficient and consistent energy sources are contributing to the shift towards deepwater and ultra-deepwater drilling. While initial costs are higher, deepwater and ultra-deepwater regions often hold vast, untapped reservoirs of oil and natural gas that can produce energy over decades while proving better returns on invested capital over their useful lives compared to onshore wells. In recent years, continuous innovations in deepwater technology, such as advanced seismic imaging and high-pressure drilling equipment, have reduced exploratory risks and improved operational efficiency and safety, making previously inaccessible reserves viable for development. As energy exploration, development and production moves further offshore and into deeper waters, more heavy and medium helicopters and newer technology helicopters are expected to be required by our customers. While the industry is likely currently experiencing a mid-cycle activity plateau that may persist for much of 2026, we believe the tight supply of offshore helicopters continues to support a constructive outlook for our sector relative to other offshore equipment sectors.

As such, the activity lull experienced by other offshore participants over the past year had limited impacts on our business. In addition, markets such as Nigeria and Brazil continue to show growth and increased demand for vertical lift. We believe we are well positioned to benefit from higher pricing and improved cash flows as legacy contracts expire and are renegotiated at higher rates and on better terms for the service provider.

•

Tight Helicopter Market and Favorable Re-contracting Environment. During the offshore energy downturn that began in late 2014 and continued through 2021, deliveries of new helicopters for offshore operations were limited. Throughout this downturn, numerous helicopters were sold or otherwise exited the offshore market. However, the recent increase in offshore energy activity that began in 2022 is driving a constructive supply and demand balance for offshore helicopters, and the once excess available capacity has shrunk, with effective utilization levels for offshore-configured medium, super medium and heavy helicopters near 100%. A significant portion of recent offshore helicopter deliveries have been to closed-market operators and jurisdictions (e.g., China and the Middle East) that do not address the demand across our target markets and do not directly impact the markets or helicopter fleet with which we compete. In addition, militaries and governments placing orders for helicopter models that share original equipment manufacturer (“OEM”) production lines with civilian aircraft have contributed to longer lead times for new builds, in some instances taking upwards of 24 months for new order deliveries. Severe supply chain challenges have also delayed parts and repairs for relevant offshore helicopter models, especially the S92 heavy helicopter model, thereby limiting the number of S92s that are serviceable today and further tightening the overall supply. With high utilization levels for offshore-configured medium, super medium and heavy helicopters, there are currently pockets of unmet lift demand in geographies where we currently operate, forcing some of our customers to share aircraft when they would otherwise prefer to contract their own dedicated aircraft. The limited available capacity in our markets at this time has resulted in significant net increases in leading-edge rates, and the current utilization levels combined with longer lead times for new builds comes at a time when we have reset only a portion of our Offshore Energy Services contracts at leading-edge rates, with approximately half set to renew in 2026.

•

Diverse Customer Base and End Markets. We serve a global customer base spread across five continents, 15 countries and three segments. We believe the strength of our global operations combined with our geographic and customer diversity mitigate some of the risks associated with a single market or customer concentration. During the year ended December 31, 2024, our top 10 customers accounted for approximately 61% of revenues, and the combined revenues from the three largest customers accounted for 33% of our revenues. During the twelve months ended September 30, 2025, approximately 67%, 25% and 8% of our total revenues were derived from Offshore Energy Services, Government Services and Other Services, respectively. During the twelve months ended September 30, 2025, the geographic mix of our revenues was comprised of 52% from Europe, 28% from the Americas, 13% from Africa and 7% from Asia Pacific. The diversification from our Government Services and Other Services segments helps mitigate our exposure to the inherently cyclical energy sector while providing operational and back-office synergies, and our vast geographic footprint coupled with the dozen Air Operator Certificates we manage allows us to move our highly mobile assets out of underperforming markets and into better performing, high demand markets where the returns are more attractive.

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Attractive Payment Models and Revenue Composition with Strong Backlog. We use payment models designed to meet our customers’ needs while providing us with an attractive revenue composition. Approximately 85% of our Offshore Energy Services revenue is derived from production activities, which are less cyclical than exploration and development. Production platforms remain in place over longer terms and are relatively unaffected by economic cycles, as the marginal cost of operation is low.

Our typical Offshore Energy Services contract is up to five years long. Typical payment models include traditional monthly standing charges (“MSC”), which is the fixed monthly fee charged to a customer for the right to use an aircraft, plus fixed hourly rates (“FHR”), which is an incremental per flight hour charge for hours flown. From time to time, we also offer ad hoc or pay as you use contracts, block/slot models and consortium models. The typical oil and gas contract revenue structure consists of approximately 65% MSC and 35% FHR and either includes penalty payments for terminations or prohibits termination for convenience entirely. With a more favorable environment for service providers, new offshore energy contracts have begun to include more stringent cancellation provisions and better terms and conditions around certain operational risks. Separately, Government Services contracts typically last for 10 or more years with additional one-to-three-year extension options, providing long-term cash flows with high-credit quality customers at attractive margins when operations are fully ramped. The typical Government Services contract revenue structure consists of approximately 85% MSC and 15% FHR. Furthermore, as of September 30, 2025, we have a multi-year and diversified $4.1 billion backlog that provides strong future revenue visibility. Approximately 76%, or $3.1 billion, of our backlog is derived from Government Services, with contracts extending into the middle of the next decade. Our $4.1 billion backlog reflects only monthly standing charge revenues and does not include variable revenues from flight-hours, contractual escalations or extension option periods in our Offshore Energy contracts, ad hoc activity or short-term contracts of less than one year.

•

Strong Balance Sheet Supported by Significant Asset Value and Robust Cash Flows. We have a strong balance sheet and believe we are well positioned to generate significant cash flows from operations. For the twelve months ended September 30, 2025, net income was approximately $142.5 million. As of September 30, 2025, on an as adjusted basis after giving effect to the private offering of our senior secured notes due 2033 (the “Notes”), together with the application of the estimated net proceeds from the offering of the Notes to fund the Satisfaction and Discharge of the 2028 Notes (as defined herein), and assuming the closing of the ABL Amendment (as defined herein), we had total pro forma liquidity of $277.2 million (comprised of $223.8 million of unrestricted cash and $53.4 million of estimated initial availability under the ABL Facility (as defined herein)), net debt of approximately $464.0 million and a net leverage of approximately 1.9x, based on Adjusted EBITDA (as defined herein) of approximately $243.3 million for the twelve months ended September 30, 2025. For the twelve months ended September 30, 2025, net cash provided by operating activities was approximately $172.5 million, and we generated approximately $161 million of adjusted free cash flow (as defined herein). See “Non-GAAP Financial Measures” for a discussion of these non-GAAP measures. During the nine months ended September 30, 2025, we also repaid $53.7 million principal amount of secured equipment term loans, including $40.1 million of accelerated payments towards our two thirteen-year secured equipment financings for an aggregate amount up to £145 million with National Westminster Bank Plc as arranger, agent and security trustee (the “UKSAR Debt”), and received proceeds from borrowings of $5.8 million. The fair market value of our owned fleet, based on a desktop appraisal by a third-party appraiser with a valuation date as of December 31, 2025, on an as adjusted basis after giving effect to four aircraft that are expected to be acquired by the Company and the guarantors of the Notes within 270 days of the issue date of the Notes (subject to extension) (the “Post-Closing Acquisition Pledged Aircraft”), was in excess of $1.7 billion. Our fleet is approximately 80% owned and approximately 20% leased. We have no material near-term debt maturities, and our amortizing equipment financings include flexible pre-payment terms. We believe we are well positioned to further strengthen our balance sheet and to continue to generate positive free cash flows.

Our Strategy

Our mission is to make every flight personal and assure safe, efficient and reliable solutions to deliver superior outcomes for all stakeholders. To achieve this objective, we intend to focus on the following strategic priorities:

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Maintain Strong Safety Standards. Safety is a critical component of our business strategy, serving as one of our key core values and highest operational priorities. It is essential to both our company and our customers. Our strong safety record is built on key elements such as heightened awareness, extensive training, employee incentives and comprehensive fleet maintenance. We are dedicated to integrating best safety practices throughout our operations. Our pilots, maintenance technicians and support personnel are committed to our mission of providing safe, efficient and reliable aviation services. We actively operate our Target Zero program and participate in HeliOffshore to advance industry best practices through collaboration. By leveraging modern vertical-lift technology and data-driven oversight, we aim to enhance risk management and reliability. Our global vertical-lift capabilities also support critical SAR missions, with a history of conducting SAR missions for many years and assisting or rescuing tens of thousands of individuals. The safety of our passengers and employees is a central element of our mission and social commitment.

•

Be Reliable and Efficient. Our customers and communities depend on our reliable execution, and executing on our commitments helps position us for future success. We also prioritize efficiency. Bristow and our competitors are buying the same aircraft models from the same manufacturers. We differentiate ourselves in the market by providing great service and being more efficient than our competitors. Better efficiency coupled with service excellence drive better results for our customers and better returns for our stakeholders.

•

Protect Our Financial Stability. Our offshore energy services business can be challenging with volatile industry cycles. We must maintain a strong balance sheet and liquidity position to weather these cycles and position the Company to manage these challenges when they occur. Bristow is committed to positive cash flow generation, which ensures the long-term viability of the Company. We believe our business can, and should, generate a substantial amount of free cash flow.

•

Leverage Core Competencies to Enter New Markets. We evaluate adjacent and emerging markets to identify and, when compelling, pursue opportunities to leverage our core competencies to expand and diversify our business. Potential opportunities include additional government and military services, attractive new geographic markets, and leveraging new technology and innovation.

Our Fleet

We own and operate three categories of aircraft: rotary wing helicopters, fixed wing airplanes and UAS. As of September 30, 2025, our total consolidated fleet includes 213 aircraft, with 169 owned aircraft and 44 leased aircraft.

The fair market value of our owned fleet, based on a desktop appraisal by a third-party appraiser with a valuation date as of December 31, 2025, on an as adjusted basis after giving effect to the Post-Closing Acquisition Pledged Aircraft, was in excess of $1.7 billion (as set forth in the table below). See “Aircraft Appraisal Data.”

Owned Aircraft Fair Market Value	Appraised Value (millions)
Pledged Aircraft securing the Notes(1)	$798
UKSAR Debt and IRCG Debt aircraft(2)	442
Unencumbered	490

Total owned aircraft fair market value	$1,730

(1)

Includes 38 Leonardo AW139, 22 Sikorsky S-92A and 10 Leonardo AW189 aircraft, of which four are included in the Post-Closing Acquisition Pledged Aircraft and are expected to be acquired within 270 days of the issue date of the Notes.

(2)

Includes aircraft pledged as collateral for the UKSAR Debt and our long-term equipment financing for an aggregate amount of up to €100.0 million with National Westminster Bank Plc as the original lender and UK Export Finance guaranteeing 80% of the facility (the “IRCG Debt”).

Recent Developments

Satisfaction and Discharge

We will irrevocably deposit all of the net proceeds from the offering of the Notes with the trustee under the indenture (the “2028 Notes Indenture”) governing our 6.875% Senior Secured Notes due 2028 (the “2028 Notes”) in an amount, together with such additional amounts as are deposited by the Company in connection with the issuance of the Notes, sufficient to redeem the 2028 Notes in full on March 1, 2026 (the “2028 Notes Redemption Date”) and fund the payment of the principal, premium and interest to, but excluding, the 2028 Notes Redemption Date and all other sums payable under the 2028 Notes Indenture with respect to the 2028 Notes. As a result of the Satisfaction and Discharge, we will be released from our obligations under the 2028 Notes Indenture with respect to the 2028 Notes (including all liens and guarantees related thereto), except those provisions of the 2028 Notes Indenture that, by their terms, survive the Satisfaction and Discharge. In connection with the offering of the Notes, we have delivered notice of full redemption of the 2028 Notes, conditioned only upon the consummation of a financing transaction that results in net cash proceeds in an amount at least sufficient to fund the Satisfaction and Discharge of the 2028 Notes. We will notify the trustee under the 2028 Notes Indenture, in writing, and the holders of the 2028 Notes if the foregoing condition is not satisfied, whereupon the notice of conditional full redemption will be delayed or revoked. Upon the issuance of the Notes, we will notify the trustee under the 2028 Notes Indenture that such condition has been satisfied. The Satisfaction and Discharge of the 2028 Notes will only be made in accordance with the provisions of the 2028 Notes Indenture. Nothing contained in this Exhibit constitutes a notice of redemption of the 2028 Notes.

As of September 30, 2025, approximately $397 million aggregate principal amount of the 2028 Notes remained outstanding. The 2028 Notes bear interest at a rate of 6.875% per annum and are scheduled to mature on March 1, 2028.

ABL Amendment

As of the date of this Exhibit, we are in negotiations to enter into a Deed of Amendment and Restatement, Accession, Resignation and Confirmation (the “ABL Amendment”) between, among others, Bristow Helicopters Limited and Bristow LLC, as borrowers, and Barclays Bank PLC, as agent and security trustee. The ABL Amendment is expected to amend and restate our existing asset-backed revolving credit facility (the “ABL Facility”) to, among other things: (i) extend the maturity date to five years from the closing of the ABL Amendment (subject to certain springing maturity provisions), (ii) remove Bristow Norway AS and Bristow U.S. LLC as borrowers, (iii) designate Bristow Ireland Limited as a guarantor and grantor of collateral, (iv) reduce the total commitments from $85 million to $70 million, consisting of a $65 million first-out tranche and a $5 million last-in/last-out tranche and with a $35 million uncommitted accordion feature and (v) revise the interest rate pricing by reducing the applicable margin under the first-out tranche by 25 basis points at each availability level and eliminating the 0.10% credit spread adjustment introduced in connection with the 2022 transition from the London Interbank Offered Rate to the secured overnight financing rate. The revised pricing grid will result in an applicable margin under the first-out tranche ranging from 1.25% to 1.75%, depending on the average quarterly availability. After giving effect to the contemplated ABL Amendment, the ABL Facility will provide for commitments in an aggregate amount of $70.0 million with the ability to increase the total commitments up to a maximum aggregate amount of $105.0 million, subject to the terms and conditions therein.

As of the date of this Exhibit, we have not yet consummated the amendment and restatement of the ABL Facility. While we currently expect the ABL Amendment to become effective shortly after the closing of the offering of the Notes, there can be no assurance that it will be consummated at such time or at all.

NON-GAAP FINANCIAL MEASURES

The Company’s management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of its business. Each of these measures, as well as Free Cash Flow and Adjusted Free Cash Flow, each as detailed below, are non-GAAP measures, have limitations, and are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in the Company’s financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (including the notes), included in the Company’s filings with the SEC.

EBITDA and Adjusted EBITDA

EBITDA is defined as Earnings before Interest expense, Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for non-cash gains and losses on the sale of assets, non-cash foreign exchange gains (losses) related to the revaluation of certain balance sheet items, and certain special items that occurred during the reported period, such as the amortization of power-by-the-hour (“PBH”) maintenance agreements that are non-cash within the period, gains on insurance claims, non-cash nonrecurring insurance adjustments and other special items which include professional service fees related to unusual litigation proceedings and other nonrecurring costs related to strategic activities. The professional services fees are primarily attorneys’ fees related to litigation and arbitration matters that the Company is pursuing (where no gain contingency has been recorded or identified) that are unusual in nature and outside of the normal course of the Company’s continuing business operations. The other nonrecurring costs related to strategic activities are costs associated with financing transactions and proposed mergers and acquisitions (“M&A”) transactions. These special items are related to various pursuits that are not individually material to the Company and, as such, are aggregated for presentation. The Company views these matters and their related financial impacts on the Company’s operating performance as extraordinary and not reflective of the operational performance of the Company’s core business activities. In addition, the same costs are not reasonably likely to recur within two years nor have the same charges or gains occurred within the prior two years. The Company includes EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of its operating performance. Management believes that the use of EBITDA and Adjusted EBITDA is meaningful to investors because it provides information with respect to the Company’s ability to meet its future debt service, capital expenditures and working capital requirements and the financial performance of the Company’s assets without regard to financing methods, capital structure or historical cost basis. Neither EBITDA nor Adjusted EBITDA is a recognized term under GAAP. Accordingly, they should not be used as an indicator of, or an alternative to, net income, the most directly comparable GAAP measure, as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.

The following tables provide a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (unaudited, in thousands).

Twelve Months Ended September 30, 2025
Net income	$142,519
Depreciation and amortization expense	68,593
Interest expense, net	38,550
Income tax expense (benefit)	5,831

EBITDA	$255,493
(Gains) losses on disposal of assets	(13,814)
Foreign exchange (gains) losses	12,953
Special items(1)	14,621

Adjusted EBITDA	$243,347

(1)	Special items include the following:

Twelve Months Ended September 30, 2025
PBH amortization	$12,892
Merger and integration costs	—
Gain on insurance claim	(4,451)
Non-cash insurance adjustment	—
Loss on impairment	—
Other special items	6,180

$14,621

Free Cash Flow and Adjusted Free Cash Flow

Free Cash Flow represents the Company’s net cash provided by (used in) operating activities less maintenance capital expenditures. Adjusted Free Cash Flow is Free Cash Flow adjusted to exclude costs paid in relation to certain special items which primarily include (i) professional service fees related to unusual litigation proceedings and (ii) other nonrecurring costs related to strategic activities. The professional services fees are primarily attorneys’ fees related to litigation and arbitration matters that the Company is pursuing (where no gain contingency has been recorded or identified) that are unusual in nature and outside of the normal course of the Company’s continuing business operations. The other nonrecurring costs related to strategic activities are costs associated with financing transactions and proposed M&A transactions. These special items are related to various pursuits that are not individually material to the Company and, as such, are aggregated for presentation. The Company views these matters and their related financial impacts on the Company’s operating performance as extraordinary and not reflective of the operational performance of the Company’s core business activities. In addition, the same costs are not reasonably likely to recur within two years nor have the same charges or gains occurred within the prior two years. Management believes that Free Cash Flow and Adjusted Free Cash Flow are meaningful to investors because they provide information with respect to the Company’s ability to generate cash from the business. Neither Free Cash Flow nor Adjusted Free Cash Flow is a recognized term under GAAP. Accordingly, these measures should not be used as an indicator of, or an alternative to, net cash provided by operating activities, the most directly comparable GAAP measure. Investors should note numerous methods may exist for calculating a company’s free cash flow. As a result, the method used by management to calculate Free Cash Flow and Adjusted Free Cash Flow may differ from the methods used by other companies to calculate their free cash flow. As such, they may not be comparable to other similarly titled measures used by other companies.

The following table provides a reconciliation of net cash provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow and Adjusted Free Cash Flow (unaudited, in thousands).

Twelve Months Ended September 30, 2025
Net cash provided by (used in) operating activities	$172,547
Less: Maintenance capital expenditures	(11,957)
Free Cash Flow	160,590
Plus: Merger and integration costs	—
Plus: Other special items	54

Adjusted Free Cash Flow	$160,644